Exhibit 99.1

CAI International, Inc. Announces the Purchase of 6.0% of its Outstanding Common Shares from an Affiliate of a Board Member

SAN FRANCISCO--(BUSINESS WIRE)--May 1, 2018--CAI International, Inc. (CAI or the Company) (NYSE: CAI), one of the world’s leading transportation finance and logistics companies, today announced that it had completed the purchase of 1,225,214 shares of its common stock, or approximately 6.0% of its outstanding common stock, from an affiliate of Andrew S. Ogawa in a privately-negotiated transaction. Mr. Ogawa is a member of the Company’s Board of Directors.

The stock was purchased at a price of $22.81 per share, which represents a 2% discount to the closing price on May 1, 2018, and the shares will be subsequently retired.

Victor Garcia, CAI’s President and Chief Executive Officer, commented, “We are pleased to have the opportunity to purchase in one transaction 6% of our outstanding shares. We believe we have purchased our shares at a compelling price and that this repurchase is immediately accretive to this year’s earnings per share and is in the best long-term interest of our stockholders given our strong financial position and positive outlook for our company.”

About CAI International, Inc.

CAI is one of the world’s leading transportation finance and logistics companies. As of March 31, 2018, CAI operated a worldwide fleet of approximately 1.3 million CEUs of containers and owned a fleet of 7,358 railcars that it leases within North America. CAI operates through 24 offices located in 14 countries including the United States.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and the future performance of CAI, including, but not limited to, CAI’s expectations regarding the completion of the stock repurchase announced above. These statements and others herein are forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and involve risks and uncertainties that could cause actual results of operations and other performance measures to differ materially from current expectations. CAI refers you to the documents that it has filed with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2017, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. These documents contain important factors that could cause actual results to differ from current expectations and from forward-looking statements contained in this press release. Furthermore, CAI is under no obligation to (and expressly disclaims any such obligation to) update or alter any of the forward-looking statements contained in this press release whether as a result of new information, future events or otherwise, unless required by law.

CONTACT:
CAI International, Inc.
Tim Page, 415-788-0100
Chief Financial Officer
tpage@capps.com